Exhibit 99.1

Suite 280, 625 Second Street
San Francisco, CA 94107
Tel: (415) 813-5079

PRESS RELEASE

Heavy Earth Resources Appoints Chief Operating Officer and Provides Operational Update

SAN FRANCISCO, CALIFORNIA. October 24, 2012 – Heavy Earth Resources, Inc. ("Heavy Earth" or the "Company") (OTCQB: HEVI), an oil and gas exploration and production company focused on Central and South America is pleased to announce that B.A. (Brian) Hepp has been appointed Chief Operating Officer (“COO”) of the Company. Earlier this month, Mr. Hepp was appointed to Heavy Earth’s Board of Directors where he has been leading efforts to implement the Company’s operational strategy.

Brian received a Bachelors of Chemical Engineering from University of Saskatchewan and holds a Masters of Arts in Administration degree from Gonzaga University. In addition, Mr. Hepp’s memberships and professional accreditations include the Association of Professional Engineers, Geologists and Geophysicists of Alberta, Institute of Chemical Engineering, and the European Engineer and European Federation of National Engineering Associations.

Mr. Hepp, COO, said, “I am excited by the opportunity with Heavy Earth, I look forward to helping the Company commence production from its Morichito-5 discovery well then proceed to drill the Morichito-5B sidetrack well for the first-stage of our development plan on the Morichito Block.”

“We are excited to welcome Brian to our executive team and we are thrilled Brian is managing our upcoming drilling and development program on the Morichito Block,” said Grant W. Draper, President and CEO.

Colombia Operational Update

-	Completion of the first phase of preparations for the commercialization of Morichito-5 with the acquisition of production equipment and facilities to meet our expected Q1 2013 production milestone.

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Release of a new report evaluating Heavy Earth's net share of prospective recoverable resources on the Morichito Block using a P10 case of 37.42 MMBO, discounted at 0 and 10% before deduction of income tax is $1,078,768,000 and $584,962,000, respectively, and Heavy Earth’s net share of prospective resources using a P50 case of 7.89 MMBO, discounted at 0 and 10% before deduction of income tax is $127,910,000 and $80,147,000, respectively.

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Completion of the acquisition, merging and interpretation of 150 square kilometers of 3D seismic data on the Morichito Block significantly added to its prospect inventory and provided new exploration drilling opportunities.

About Heavy Earth Resources, Inc.

Heavy Earth Resources, Inc. is an oil and gas exploration, development and production company managed by experienced professionals and focused on under-explored regions and basins with proven petroleum geology fundamentals in Central and South America. The Company holds a significant drill ready, lower risk, prospect inventory in the Llanos and Lower Magdalena Basins, including a 50% working interest in the Morichito Block. The Morichito-5 oil discovery is expected to be in production in 1Q 2013 with additional developments in the Morichito discovery fairway scheduled for step out exploration in 1Q 2013. Heavy Earth Resources, Inc. shares trade on the OTCQB securities market under the symbol HEVI using CUSIP No. 44249G. For more details on the Company, please visit www.heavyearthresources.com.

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy.  Words such as "expects," "will," "intends," "plans," "believes," "anticipates," "hopes," "estimates," or the negative thereof, and other variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements.

Factors that could cause actual results to differ materially include, but are not limited to, risks associated with drilling and production programs on the Morichito and La Maye Blocks resulting from geological, technical, drilling, seismic and other unforeseen problems; unexpected results of exploration and development drilling and related activities on the Morichito and La Maye Blocks; continued availability of capital and financing to fund exploration and development drilling activities; increases in operating costs; availability of skilled personnel; unpredictable weather conditions; the impact of political and economic instability in Colombia; the ability to obtain required approvals of regulatory authorities in Colombia; senior management’s general inexperience in oil and gas operations in Colombia;  members of senior management not being based in Colombia, and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any such statement is based.

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only reserves that comply with the definitions presented at Rule 4-10(a) of Regulation S-X. We use certain terms in this press release that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Examples of such disclosures would be statements regarding "probable," "possible," "recoverable," or “prospective” "reserves," and "resources" among others. U.S. Investors are urged to consider closely the disclosures in our Registration Statement on Form S-1 filed on October 12, 2012, and other filings available at www.sec.gov or from us at Heavy Earth Resources, Inc., 625 Second Street, Suite 280, San Francisco, California 94107.

For further information, please contact:
Grant W. Draper, President and CEO
(415) 813-5079
Email: info@heavyearthresources.com
Website: www. heavyearthresources.com